AMENDMENT TO THE AMENDED AND RESTATED TRANSFER AGENCY AND REGISTRAR AGREEMENT

This Amendment dated March 20, 2001 (the "Amendment") is made to the Amended and Restated Transfer Agency and Registrar Agreement dated December 1, 1996 (the "Agreement") by and between Preferred Income Fund Incorporated (the "Fund") and First Data Investor Services Group, Inc., n/k/a PFPC Inc. ("the "Transfer Agent").

1. All references in the Agreement (including any Exhibits and Schedules thereto) to "First Data Investor Services Group, Inc." are hereby deleted and replaced with "PFPC Inc.".

2. Section 16 Confidentiality is hereby amended by inserting after the first sentence thereof the following:

> "Notwithstanding the foregoing, each party agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P ("Regulation S-P"), promulgated under the Gramm-Leach-Bliley Act (the "Act"), disclosed by a party hereunder is for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement, to any other party, except to the extent as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act."

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

PFPC INC. (f/k/a First Data Investor Services Group, Inc.)	PREFERRED INCOME FUND INCORPORATED
By: [signature]	By: [signature]
Title: Sr. Vice President - General Mgr.	Title: Vice President

APPROVED LEGAL

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